<PAGE 1>
SOMATOGEN, INC.

As filed with the Securities and Exchange Commission on November 6, 1996, Registration No. 333-
============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933

                                Somatogen, Inc.
        (Exact name of registrant as specified in its charter)

                 Delaware                            84-0991858
          (State of Incorporation)      (I.R.S. Employer Identification No.)

                                2545 Central Avenue
                              Boulder, Colorado  80301
                                   (303) 440-9988
            (Address and telephone number of principal executive offices)

                       Amended and Restated Stock Option Plan
                       --------------------------------------
                             (Full title of the plan)

                                Timothy D. Hoogheem
                 Senior Vice President of Finance and Administration,
                       Chief Financial Officer and Treasurer
                                 SOMATOGEN, INC.
                              2545 Central Avenue
                            Boulder, Colorado  80301
                                  (303) 440-9988
                (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)

                                    Copies to:

                             James C.T. Linfield, Esq.
                                Cooley Godward LLP
                          2595 Canyon Blvd., Suite 250
                            Boulder, Colorado  80302
                                (303) 546-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.











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SOMATOGEN, INC.


                        CALCULATION OF REGISTRATION FEE


                                         Proposed Maximum      Proposed Maximum
Title of Securities     Amount to be      Offering Price      Aggregate Offering      Amount of
  to be Registered       Registered       Per Share (1)            Price (1)       Registration Fee
-------------------     ------------     ----------------     ------------------   ----------------

Stock Options and
Common Stock (par
value $.001)              1,000,000        $10.625                $10,625,000        $3,219.38


(1) Estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act"), for shares subject to options and stock previously granted under the Registrant's Amended and Restated Stock Option Plan, and (b) the closing price on the NASDAQ National Market, pursuant to Rule 457(h) of the Act, of the Registrant's Common Stock on October 31, 1996, for shares subject to options granted under the Amended and Restated Stock Option Plan. The following chart illustrates the calculation of the registration fee:





























<PAGE 3>
SOMATOGEN, INC.


Type of Shares        Number of Shares       Offering Price Per Share      Aggregate Offering Price
--------------        ----------------       ------------------------      ------------------------

Shares issuable
pursuant to options
outstanding under the
Amended and Restated
Stock Option Plan         258,450                  $10.625(a)                  $2,746,031

Shares issuable upon
exercise of options
available for grant
under the Stock
Option Plan               741,550                  $10.625(b)                  $7,878,969

Proposed Maximum
Aggregate Offering
Price                   1,000,000                       --                    $10,625,000
                                                                              x .000303

Registration Fee                --                      --                      $3,219.38

(a)  Weighted average exercise price.
(b)  Based on the NASDAQ National Market closing price of Registrant's Common Stock on October 31, 1996.


                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Somatogen, Inc., a Delaware corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

(a) The Company's latest annual report on Form 10-K for the fiscal year ended June 30, 1996;

(b) A description of the Company's Common Stock, which is contained in the Form 8-A Registration Statement filed by the Company with the Commission which was declared effective on August 1, 1991, as amended through the date hereof; and,











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SOMATOGEN, INC.

(c) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

                         DESCRIPTION OF SECURITIES

Not applicable.

                  INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the Common Stock offered pursuant to the Amended and Restated Stock Option Plan will be passed upon for the Company by Cooley Godward LLP. As of the date hereof, certain members of Cooley Godward LLP beneficially owned 22,494 shares of Common Stock.

               INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Bylaws require the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, to the extent permitted by Delaware law. Under the Company's Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.
















<PAGE 5>
SOMATOGEN, INC.


                                EXHIBITS

Exhibit
Number

 4.1*   Certificate of Incorporation, as amended.
 4.2*   Bylaws.
 4.3*   Specimen stock certificate.
 5.1    Opinion of Cooley Godward LLP
 23.1   Consent of Price Waterhouse, LLP, Independent Accountants
 23.2   Consent of Ernst & Young LLP, Independent Auditors
 23.3   Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
 24.1   Power of Attorney.  Reference is made to the signature page.
 99.1** Registrant's Amended and Restated Stock Option Plan
 99.2   Amendment to the Registrant's Amended and Restated Stock Option Plan
_______________________

* Filed as an exhibit to the Form S-1 Registration Statement (No.33-41229), as amended through the date hereof, and incorporated herein by reference.

** Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 and incorporated herein by reference.

                             UNDERTAKINGS

I.  The undersigned registrant hereby undertakes:

    A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          1. To include any prospectus required by section 10(a)(3) of the Securities Act;



















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SOMATOGEN, INC.


          2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          3. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

















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SOMATOGEN, INC.

III. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, State of Colorado, on the 6th day of November, 1996.


                                          SOMATOGEN, INC.


                                       By:  Timothy D. Hoogheem
                                            Senior Vice President of
                                            Finance and Administration,
                                            Chief Financial Officer
                                            and Treasurer




















<PAGE 8>
SOMATOGEN, INC.

                                  POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andre de Bruin and Timothy D. Hoogheem, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                Title                                Date

Andre de Bruin           Chairman of the Board                November 6, 1996
                         President, Chief Executive Officer
                         (Principal executive officer)

Timothy D. Hoogheem      Senior Vice President of Finance,    November 6, 1996
                         and Administration, Chief Financial
                         Officer and Treasurer
                         (Principal financial officer)

Conrad A. McCarty        Corporate Controller                 November 6, 1996
                         (Principal accounting officer)

Carlos A. Ferrer         Director                             November 6, 1996

Bernadine Healy, M.D.    Director                             November 6, 1996

Gene I. Miller           Director                             November 6, 1996

George B. Rathmann,      Director                             November 6, 1996
  Ph.D.

Jack W. Schuler          Director                             November 6, 1996

Ralph Snyderman, M.D.    Director                             November 6, 1996
